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                                                                     Exhibit 8.1


                     [LETTERHEAD OF MAYER, BROWN & PLATT]

                                January 16, 1998

Clark USA, Inc.
8182 Maryland Avenue
St. Louis, Missouri 63105

     Re:  Clark USA, Inc.
     Registration Statement on Form S-4
     ----------------------------------

Dear Ladies and Gentlemen:

     We have acted as counsel to Clark USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to the Company's 11 1/2% New Senior Cumulative Exchangeable Preferred Stock ("New Exchangeable Preferred Stock") to be issued under the Exchange and Registration Rights Agreement providing for the Exchange Offer. Capitalized terms used herein but not otherwise defined are used as defined in the Registration Statement.

     In connection with the registration of the New Exchangeable Preferred Stock you have requested our opinion concerning the information in the Registration Statement under the heading "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS."

     In formulating our opinion, we have reviewed and relied upon the Registration Statement, other documents and information provided by you, and such applicable provisions of law including the Internal Revenue Code of 1986, as amended (the "Code") and other records, instruments, certificates and documents as we have considered necessary or desirable to enable us to express the opinion set forth below. For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents including the Registration Statement. We have consequently relied upon representations that the information presented therein or otherwise forwarded to us accurately and completely describe all material facts. No facts have come to our attention, however that would cause us to question the accuracy or completeness of such facts or documents in or material used.

     In rendering this opinion, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinion set forth below is based on the correctness of the assumption that there has been no change in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to this assumption it should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, could affect our conclusion.

     Based upon and subject to the foregoing, it is our opinion that the information in the Registration Statement under the heading "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS", to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Mayer, Brown & Platt

                                   Mayer, Brown & Platt